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                                                                   EXHIBIT 10(z)




                CRYOMEDICAL SCIENCES, INC. SECURITIES LITIGATION

                          MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding ("MOU"), entered into as of September 15, 1995, contains the material terms of a settlement ("the Settlement"), between Cryomedical Sciences, Inc. and certain of its officers and directors (former and current) (collectively, "Defendants") and Plaintiffs in Cryomedical Sciences, Inc. Securities Litigation, C. A. No. AW 94-873 (D.Md.) ("the Action"). Defendants and Plaintiffs (collectively, "the Parties") will cooperate expeditiously and in good faith to prepare a Stipulation of Settlement and appropriate accompanying exhibits embodying this MOU.

1.       The MOU is binding upon the Parties.

2. Plaintiffs will provide Defendants with a release of all claims arising out of, in connection with, or related to the Action.

3.       In full settlement of all claims, Defendants will pay:

                 (a) $100,000 (One Hundred Thousand Dollars) in cash. The cash payment by Defendants will be made into an escrow fund within five (5) business days from the date of this MOU to be governed in accordance with a standard escrow agreement for such settlement of class litigation.

                 (b) Cryomedical Sciences, Inc. common stock with total value of $350,000. The number of shares of common stock shall be calculated based on the average closing price of Cryomedical common stock on the ten trading days prior to the date that the district court enters a Final Order of Dismissal in this action. The stock shall be transferred to an agent named by Plaintiffs' Counsel three business days after the district court enters a Final Order of Dismissal of this action, and shall be freely tradable immediately.

In return, all claims will be dismissed with prejudice pursuant to appropriate order of the court.

4. This Settlement is contingent on approval by the court. If the Settlement is not approved, the Settlement funds shall be returned to Defendants (less the costs of notice actually incurred, up to a maximum amount of $30,000), and the proposed Settlement shall be without prejudice to any party. If the costs of notice exceed $30,000, the excess shall be the responsibility of plaintiffs' counsel in the event that the settlement is not approved by the Court.
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5.       All parties to bear their own costs, except as provided above. Class counsel's attorneys' fees and expenses, subject to court approval, shall be paid out of the Settlement proceeds.

6. The stipulation of settlement will contain a customary "quickpay" provision for attorneys' fees, subject to a mutually satisfactory undertaking by Berger & Montague, P.C. to repay such fees with interest if later modified or reversed. The quick pay provision shall provide that plaintiffs' counsel will be paid their awarded attorneys, fees and costs two days after entry of District Court orders approving the settlement and awarding counsel fees and costs.


         /s/ SHERRIE R. SAVETT                  /s/ DAVID CLARKE, JR.
         ---------------------------            ---------------------------
         For Plaintiffs                         For Defendants


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